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EXHIBIT 6.1

Share Exchange Agreement Between
Cresset Precious Metals, Inc. and Cresset International Ltd.

3323K

SHARE EXCHANGE AGREEMENT

        THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is entered into and effective as of November 1, 2001, by and between the Philadelphia Investment Bank as the authorized representative of the Shareholders who are parties to this Agreement (collectively the "SHAREHOLDERS"), and whose names are set forth in the attached Schedule "A", CRESSET INTERNATIONAL LTD., a Delaware corporation ("CIL") and ZENITH INTERNATIONAL, INC., a Nevada corporation ("ZII" or the "COMPANY").

1. RECITALS

        This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

  1.
  The SHAREHOLDERS are the owners of 150,000 shares of the common stock of CIL which represent all of the issued and outstanding shares of the common stock of CIL (the "CIL Shares").

  2.
  ZII desires to issue a total of 43,000,000 shares of its common stock (the "ZII Shares") to the SHAREHOLDERS in exchange for the CIL Shares.

  3.
  The SHAREHOLDERS desire to exchange the CIL Shares for the ZII Shares in accordance with the terms and conditions of this Agreement.

  4.
  CIL desires that this transaction be consummated.

2. EXCHANGE AND ISSUANCE OF SHARES

        2.1    Exchange of ZII Shares:    ZII shall exchange and deliver to the SHAREHOLDERS, a total of 43,000,000 restricted shares of ZII common stock in accordance with the allocation set forth in the attached Schedule "A."

        2.2    Exchange of CIL Shares:    At the Closing, the SHAREHOLDERS shall exchange and deliver to ZII a total of 150,000 shares of CIL common stock which represent one hundred percent (100%) of the issued and outstanding shares of CIL.

        2.3    Nature of ZII Shares:    The SHAREHOLDERS shall be issued the ZII Shares which unless otherwise contractually restricted, shall be subject to a one (1) year holding period before the ZII Shares are eligible for sale in the U.S. public market. The sale of the ZII Shares will be further limited by the resale provisions of SEC Rule 144.

        2.4    Restricted Nature of ZII Shares:    Notwithstanding the one (1) year holding period for the ZII Shares, a SHAREHOLDER who becomes an "affiliate" or "control person" of ZII will be subject to certain limitations with respect to the sale of its ZII Shares. Accordingly, as a result of such a designation, the sale of the ZII Shares will be limited by SEC Rule 144.

        2.5    Private Sale Acknowledgment:    The parties acknowledge and agree that the exchange and issuance of the ZII Shares is being undertaken as a private sale pursuant to Section 4(2) of the Securities Act of 1933, as amended and Nevada Revised Statutes Chapters 78 and 90 and is not being transacted via a broker-dealer and/or in the public market place.

        2.6    Status of Present Share Ownership and Contemplated Share Issuance by ZII:    The parties hereto acknowledge and agree that upon the issuance of the ZII Shares, and upon the Closing of the share exchange contemplated by this Agreement, that the following will be the resulting share ownership of ZII:

Name	No. Shares	% Ownership
1. Present ZII Rule 504 Shareholders	7,000,000	14.0%
2. CIL Shareholders	43,000,000	86.0%

TOTALS	50,000,000	100%

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The COMPANY represents and warrants to the SHAREHOLDERS and CIL as follows:

        3.1    Organization:    ZII is a corporation duly incorporated and validly existing under the laws of the State of Nevada and is in good standing with respect to all of its regulatory filings.

        3.2    Capitalization:    The authorized capital of ZII consists of 100,000,000 common shares with a par value $.001 and with the exception of the common shares described in Paragraph 2.6, no common shares will have been validly authorized and issued by the COMPANY prior to the Closing of the contemplated share exchange.

        3.3    Financial Statements:    ZII has furnished to the SHAREHOLDERS and CIL audited financial statements for the period ending September 30, 2000. That at the Closing the financial affairs of ZII will be materially the same as represented in the financial statements for the period ending September 30, 2000.

        3.4    Books and Records:    All material transactions of ZII have been promptly and properly recorded or filed in or with its books and records and the Minute Book of ZII contains records of all meetings and proceedings of the shareholders and directors thereof.

        3.5    Legal Compliance:    To the best of its knowledge, ZII is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which ZII is subject or which apply to it or any of its assets.

        3.6    Tax Returns:    All tax returns and reports of ZII required by law to be filed prior to the date hereof have been filed and are substantially true, complete and correct and all taxes and governmental charges have been paid.

        3.7    Adverse Financial Events:    ZII has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

        3.8    Disputes, Claims and Investigations:    There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of ZII threatened against or affecting ZII at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency.

        3.9    Employee Liabilities:    ZII has no known liability to former employees or any liability to any governmental authorities with respect to current or former employees.

        3.10    No Conflicts or Agreement Violations:    The execution, delivery and performance of this Agreement will not conflict with or be in violation of the articles or by-laws of ZII or of any agreement to which ZII is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by ZII and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of ZII.

        3.11    Validly Issued and Authorized Shares:    That the ZII Shares will be validly authorized and issued by the COMPANY, they will be fully paid and non-assessable and they will be issued in full compliance with all federal and state securities laws.

        3.12    Restrictive Legend:    That the ZII Shares will have a restrictive legend imposed thereon identifying them as "Restricted Shares" which are subject to the conditions and limitations of SEC Rule 144 with respect to their sale in the U.S. public market place.

        3.13    Corporate Authority:    The officers or representatives of the COMPANY executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Board of Directors of the COMPANY.

4. REPRESENTATIONS OF SHAREHOLDERS AND CIL

        The SHAREHOLDERS and CIL collectively and individually hereby represent and warrant to ZII as follows:

        4.1    Share Ownership:    That the SHAREHOLDERS are the owners, beneficially and of record, of the CIL Shares and said shares are free and clear of all liens, encumbrances, claims, charges and restrictions.

        4.2    Transferability of CIL Shares:    That the SHAREHOLDERS have full power to transfer the CIL Shares to ZII without obtaining the consent or approval of any other person or governmental authority.

        4.3    Validly Issued and Authorized Shares:    That the CIL Shares are validly authorized and issued, fully paid, and nonassessable, and the CIL Shares have been so issued in full compliance with all securities laws of the State of Delaware.

        4.4    Organization:    CIL is a corporation duly incorporated and validly existing under the laws of the State of Delaware and is in good standing with respect to all of its regulatory filings.

        4.5    Capitalization:    The authorized capital of CIL consists of 150,000 common shares with no stated par value and of which 150,000 common shares are issued and outstanding as fully paid and non-assessable shares.

        4.6    Financial Statements:    CIL has furnished to ZII financial statements for the period ending December 31, 2000. That at the Closing the financial affairs of CIL will be materially the same as represented in these same financial statements.

        4.7    Books and Records:    All material transactions of CIL have been promptly and properly recorded or filed in or with its books and records and the Minute Book of CIL contains records of all meetings and proceedings of the shareholders and directors thereof.

        4.8    Legal Compliance:    CIL is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which CIL is subject or which apply to it or any of its assets.

        4.9    Tax Returns:    All tax returns and reports of CIL required by law to be filed prior to the date hereof have been filed and are true, complete and correct and all taxes and governmental charges have been paid.

        4.10    Adverse Financial Events:    CIL has not experienced nor is it aware of any occurrence or event which has had or might reasonably be expected to have a material adverse effect on its financial condition.

        4.11    Disputes, Claims and Investigations:    There are no disputes, claims, actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of CIL threatened against or affecting CIL at law or in equity or before or by any federal, municipal or other governmental department, commission, board, bureau or agency.

        4.12    Employee Liabilities:    CIL has no liability to former employees or any liability to any government authorities with respect to current or former employees.

        4.13    No Conflicts or Agreement Violations:    The execution, delivery and performance of this Agreement will not conflict with or be in violation of the Articles of Incorporation of CIL or of any agreement to which CIL is a party and will not give any person or company a right to terminate or cancel any agreement or right enjoyed by CIL and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of CIL.

        4.14    No Liens:    That CIL has not received a notice of any assignment, lien, encumbrance, claim or charge against the CIL Shares.

        4.15    Concession Agreement With The Arab Republic of Egypt:    That CIL is a party to that certain Concession Agreement with The Arab Republic of Egypt for the exploration and exploitation of gold and associated minerals in the Eastern Desert of Egypt (the "Concession Agreement"). Further, that no party to the Concession Agreement is in breach of said agreement and all parties to the Concession Agreement contemplate and have expressly advised each other of their respective intentions and desires to implement the Concession Agreement.

        4.16    Corporate Authority:    The officers or representatives of CIL executing this Agreement represent that they have been authorized to execute this Agreement pursuant to a resolution of the Boards of Directors of CIL.

5. REPRESENTATIONS AND WARRANTIES
OF SHAREHOLDERS ALONE

        The SHAREHOLDERS alone further represent and warrant to ZII as follows with respect to the ZII Shares:

        5.1    Financially Responsible:    That they are financially responsible, able to meet their obligations and acknowledge that this investment will be speculative.

        5.2    Investment Experience:    That they have had experience in the business of investments in one or more of the following: (i) investment experience with securities such as stocks and bonds; (ii) ownership of interests in partnerships, new ventures and start-up companies; (iii) experience in business and financial dealings; and that they can protect their own interests in an investment of this nature and they do not have an "Investor Representative", as that term is defined in Regulation D of the Securities Act of 1933 and do not need such an Investor Representative.

        5.3    Investment Risk:    That they are capable of bearing the high degree of economic risks and burdens of this investment, including but not limited to the possibility of complete loss of all their investment capital and the lack of a liquid market, such that they may not be able to liquidate readily the investment whenever desired or at the then current asking price.

        5.4    Access to Information:    That they have had access to the information regarding the financial condition of the COMPANY and they were able to request copies of such information, ask questions of and receive answers from the COMPANY regarding such information and any other information their desires concerning the ZII Shares, and all such questions have been answered to their full satisfaction.

        5.5    Private Transaction:    That at no time was were they presented with or solicited by any leaflet, public promotional meeting, circular, newspaper or magazine article, radio or television advertisement or any other form of general advertising.

        5.6    Investment Intent:    The ZII Shares are not being purchased with a view to or for the resale or distribution thereof and they have no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

        5.7    Due Diligence:    That the SHAREHOLDERS shall have completed a due diligence review of the affairs of ZII and are satisfied with the results of that review.

6. CLOSING, ESCROW HOLDER AND
CONDITIONS TO CLOSING

        6.1    Exchange Closing:    The closing of the share exchange as contemplated by this Agreement (the "Closing") shall take place in San Diego, California, at such time and place as may be agreed among by the parties, but in no event later than November 1, 2000, unless otherwise extended in writing by the parties.

        6.2    Appointment of Escrow Holder:    The parties hereby appoint CARMINE J. BUA, III, ESQ. of San Diego, California as the Escrow Holder pursuant to this Agreement.

        6.3    Opinion of Counsel for ZII:    SHAREHOLDERS and CIL shall have received an opinion from the legal counsel for ZII, in form and substance reasonably satisfactory to the SHAREHOLDERS and CIL, to the effect that:

  1.
  ZII is a corporation duly organized and legally existing under the laws of the State of Nevada and is in good standing with respect to all of its regulatory filings, and

  2.
  This Agreement when duly executed and delivered by ZII, constitutes a legal, valid and binding obligation of ZII enforceable against it in accordance with its terms, and

  3.
  The ZII Shares delivered pursuant to the Agreement have been validly issued are fully paid and non-assessable, and

  4.
  The ZII Shares have been legally and validly issued and are in compliance with all federal and state securities laws including but not limited to Section 4(2) of the Securities Act of 1933, as amended, and Nevada Revised Statutes Chapters 78 and 90.

        6.4    Opinion of Counsel for SHAREHOLDERS and CIL:    ZII shall have received an opinion from the legal counsel for the SHAREHOLDERS and CIL, in form and substance reasonably satisfactory to ZII, to the effect that:

  1.
  CIL is a corporation duly organized and legally existing under the laws of the State of Delaware and is in good standing with respect to all of its regulatory filings, and

  2.
  The CIL Shares delivered pursuant to this Agreement have been validly issued, fully paid, non-assessable, and have been originally issued in full compliance with all federal and state securities laws, including but not limited to Section 4(2) of the Securities Act of 1933, as amended, and Section 152 of the Delaware General Corporation Law.

  3.
  The SHAREHOLDERS have the full power to transfer the CIL Shares to ZII without obtaining the consent or approval of any other person or governmental agency.

  4.
  CIL is a party to the Concession Agreement, that CIL is not in breach of said Agreement, and that there are no liens, encumbrances, claims or charges against CIL's interest in said Agreement.

        6.5    Escrow Conditions and Closing:    Prior to the Closing the following will be required:

          1.    Delivery of CIL Shares:    The SHAREHOLDERS shall deliver to the Escrow Holder the certificate or certificates representing the 150,000 CIL Shares registered in the name of CIL, duly endorsed for transfer accompanied by a duly executed assignment of the CIL Shares to ZII.

          2.    Delivery of ZII Shares:    ZII shall deliver to the Escrow Holder a total of 43,000,000 of the ZII Shares registered in the names of the SHAREHOLDERS as set forth in Schedule "A."

          3.    Delivery of Certificates of Good Standing:    Each party shall deliver to the Escrow Holder a current Certificate of Good Standing issued by the Nevada and Delaware Secretary of State.

          4.    Requisite Corporate Resolutions:    Each party shall deliver to the Escrow Holder certified copies of resolutions from their respective Boards of Directors authorizing the subject transaction.

          5.    Satisfactory Completion of Due Diligence:    Each party shall deliver to the Escrow Holder written notice that it has completed its due diligence investigation and is satisfied with the results of such investigation.

          6.    Legal Opinions and Documents:    Both parties shall deliver to the Escrow Holder such legal opinions and other documents as are required by the terms and conditions of the Agreement.

        6.6    Close of Transaction:    The subject transaction shall "close" upon the satisfaction of the above conditions.

        6.7    Notices:    All notices given pursuant to this Agreement must be in writing and may be given by (1) personal delivery, or (2) registered or certified mail, return receipt requested, or (3) via facsimile transmission to the Escrow Holder the parties as set forth below. Any party hereto may by notice so given change its address for any future notices:

ESCROW HOLDER:	CARMINE J. BUA, ESQ. 3838 Camino Del Rio North Suite 333 San Diego, CA 92108 Phone: (619) 280-8000 Fax: (619) 280-8001
SHAREHOLDERS AND CIL:	PHILADELPHIA INVESTMENT BANK 21 Arlington Street London SW1A 1RN United Kingdom Phone: 011-44-20-7491-8484 Fax: 011-44-20-7491-4844
ZII:	BIROL NADIR 3838 Camino Del Rio North Suite 333 San Diego, CA 92108 Phone: (619) 280-8000 Fax: (619) 280-8001

7.    COOPERATION, ARBITRATION, INTERPRETATION,
MODIFICATION AND ATTORNEY FEES

        7.1    Cooperation of Parties:    The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

        7.2    Arbitration:    The parties hereby submit all controversies, claims and matters of difference arising out of this Agreement to arbitration in San Diego, California according to the rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate shall be specifically enforceable. The Agreement shall further be governed by the laws of the State of Nevada.

        7.3    Interpretation of Agreement:    The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of or the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonably in accordance with their generally accepted meaning.

        7.4    Modification of Agreement:    This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

        7.5    Attorney Fees:    If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        7.6    Entire Agreement:    This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

        7.7    Counterparts:    This Agreement may be signed in one or more counterparts.

        7.8    Facsimile Transmission Signatures:    A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

SHAREHOLDERS

DATED: November 1, 2001	BY:	ISA KAZMI Chairman of the Board PHILADELPHIA INVESTMENT BANK Their Authorized Representative

CRESSET INTERNATIONAL LTD.

DATED: November 1, 2001	BY:	SAIYAH ABOU SHAAR President

ZENITH INTERNATIONAL, INC.

DATED: November 1, 2001	BY:	BIROL NADIR President

3323

SCHEDULE "A"

	NAME	NO. SHARES
1.	Saiyah Abou Shaar	7,680,000
2.	Bourhan Abou Shaar	6,000,000
3.	Mohamed Abd El Magid	475,000
4.	Monica Abd El Magid	475,000
5.	Bond Investments Limited	2,370,000
6.	Hassan Takhine	475,000
7.	Quest International Limited	1,460,000
8.	V.I.P. Holdings Limited	1,665,000
9.	Hani-Al-Asmar	3,025,000
10.	Fawaz Mourad	690,000
11.	Berkely Intertrade Limited	1,600,000
12.	Sawsan Abou Shaar	335,000
13.	Huda Abou Shaar	335,000
14.	Anas Abou Shaar	335,000
15.	Kathryn A. Abd El Magid	475,000
16.	Alexandra R. Abd El Magid	475,000
17.	Maya Takhine	335,000
18.	Refat Takieddin	335,000
19.	Louna Al Chati	140,000
20.	Welworth Holding Limited	1,330,000
21.	Rached Abou Shaar	330,000
22.	Arch Holdings Limited	2,000,000
23.	Philadelphia Investment Bank	4,000,000
24.	Omar Abou Shaar	1,105,000
25.	Lina Al Solh	185,000
26.	Ahmad Masoun Al Awa	370,000
27.	Hornet Intertrade S.A.	2,500,000
28.	Corbin Industries S.A.	2,500,000

	TOTAL SHARES	43,000,000

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EXHIBIT 6.1 Share Exchange Agreement Between Cresset Precious Metals, Inc. and Cresset International Ltd.
SHARE EXCHANGE AGREEMENT